e.spire COMMUNICATIONS, INC.Units consisting of
                                   Series A Convertible Preferred Stock
                                                and
                                   Warrants to Purchase Shares of Common Stock

                                         PURCHASE AGREEMENT
                                                               March 1, 2000
      To:    The Huff Alternative Income Fund, L.P.
        1776 On The Green
        67 Park Place
        Morristown, New Jersey  07960


      Ladies and Gentlemen:

      e.spire COMMUNICATIONS, INC. (the "Company"), a
      Delaware corporation, hereby confirms its agreement with THE HUFF ALTERNATIVE INCOME FUND, L.P. (the "Purchaser"), a Delaware limited partnership, as set forth below.
      1. The Securities. Subject to the terms and conditions herein contained, the Company hereby agrees to issue and sell to the Purchaser and the Purchaser hereby agrees to purchase from the Company up to an aggregate of 100,000 Units (hereinafter defined) at a price of $1,000 per Unit (or $792.29 per share of Preferred Stock (hereinafter defined) and $207.71 per Warrant (hereinafter defined)) for an aggregate purchase price of $100 million. Each Unit shall consist of one (1) share of Series A Convertible Preferred Stock of the Company par value $1.00 per share (collectively, the "Preferred Stock"), each share of which Preferred Stock is initially convertible into 126.42225 shares of the common stock, par value $.01 per share (the "Common Stock") of the Company at a conversion price of $7.91 per share, subject to adjustment as provided in the Transaction Documents (hereinafter defined) and one (1) Warrant in the form attached as Exhibit A hereto (collectively, the "Warrants," and, together with the Preferred Stock, the "Units"), each of which Warrants is initially exercisable to purchase 44.1 shares (the "Warrant Shares") of the Common Stock at an exercise price of $9.89 per share, subject to adjustment as provided in Section 6(d) and as provided in the Warrant Agreement (hereinafter defined). The Preferred Stock shall upon issuance have the rights and preferences set forth in the Certificate of Designation ("Certificate of Designation") attached hereto as Exhibit B. The Units, the Preferred Stock and the Warrants are herein collectively referred to as the "Securities."
      The Securities will be offered and sold to the Purchaser without being registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon one or more exemptions therefrom.
             The Purchaser and the direct and indirect transferees of the Securities will be entitled to the benefits of (i) the Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), among the Company, the Purchaser and the other signatories thereto, which will require the Company, among other things, to file with the Securities and Exchange Commission (the "Commission") a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Act relating to the resale of the Preferred Stock and shares of Common Stock issuable in connection with the conversion thereof (collectively, the "Conversion Shares" and, together with the Warrant Shares and the Additional Warrant Shares (hereinafter defined), the "Additional Securities") and to use its reasonable best efforts to cause such registration statement to be declared and remain effective in accordance therewith and (ii) the Warrant Agreement among the Company, the Purchaser and other signatories thereto substantially in the form attached hereto as Exhibit D (the "Warrant Agreement") which will require the Company, among other things, to file with the Commission a registration statement (the "Warrant Registration Statement") pursuant to Rule 415 under the Securities Act relating to the resale of the Warrants and Warrant Shares and to use its reasonable best efforts to cause such registration statement to be declared and remain effective in accordance therewith.

      This purchase agreement (the "Agreement"), the Certificate of Designation, the Warrant Agreement and related Warrants and the Registration Rights Agreement are herein collectively referred to as the "Transaction Documents."
             2. Representations and Warranties. The Company represents and warrants to and agrees with the Purchaser that:

        (a) Since January 1, 1999 and to the date of this Agreement, the Company has filed with the Commission, a Proxy Statement on Schedule 14A with respect to the Company's 1999 Annual Meeting of Stockholders, the Company's Annual Report on Form 10-K for the year ended December 31, 1998, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999, respectively, and the Company's Current Reports on Form 8-K dated February 22, 1999, July 8, 1999, October 28, 1999, November 1, 1999, December 3, 1999 and February 1, 2000 (including all exhibits to any of such documents) (collectively the "SEC Reports"), which constitute all reports, schedules, forms, statements and other documents required to be filed with the Commission during such period by the Company. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Reports, and none of the SEC Reports as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. Except to the extent that any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all materials respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

        (b) The Company owns all the issued and outstanding capital stock or other equity interests of each of its direct and indirect subsidiaries (the "Subsidiaries"). Each of the Company and the Subsidiaries is duly incorporated or organized, validly existing and in good standing as a corporation or a limited liability company, as the case may be, under the laws of its jurisdiction of incorporation or organization, with all requisite corporate or limited liability company power and authority to own or lease its properties and conduct its business as now conducted, and as proposed to be conducted as described in the Company's SEC Reports. Except as described on Schedule 2(b)(i), each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in good standing in the jurisdiction in which it has its principal place of business and in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, singly or in the aggregate, have a material adverse effect on the business, condition (financial or other), assets, nature of assets, liabilities, operations, prospects or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a "Material Adverse Effect"). Except as described in the SEC Reports, the Company does not own or control, directly or indirectly, any material interest in any other corporation, association, or other business entity.

        (c) Except as set forth on Schedule 2(c)(i), the Preferred Stock, the Warrants, the Conversion Shares, the Warrant Shares, the Change in Control Warrants (hereinafter defined), any shares of Common Stock issuable upon exercise of the Change in Control Warrants (the "Additional Warrant Shares", and the Certificate of Designation have been duly authorized by the Company. The Preferred Stock, the Warrants and the Change in Control Warrants, when issued, sold and delivered in accordance with the terms hereof and for the consideration expressed herein, and the Warrant Shares, the Additional Warrant Shares and the Conversion Shares when issued in accordance with the terms of the Warrants, the Change in Control Warrants and Preferred Stock, as the case may be, (i) will be duly and validly issued and, in the case of the Preferred Stock, the Warrant Shares, the Additional Warrant Shares and the Conversion Shares, fully paid and nonassessable,
      (ii) will be free of any pledges, liens, security interests, claims, rights or other encumbrances of any kind (other than under applicable federal and state securities laws),
      (iii) assuming the accuracy of the Purchaser's representations and warranties in this Agreement, will be issued in compliance with all applicable federal and state securities laws, and
      (iv) will not be issued in violation of any preemptive rights of stockholders. Except as set forth on Schedule 2(c)(ii), the Preferred Stock, the Warrant Shares, the Additional Warrant Shares and the Conversion Shares have been duly and validly reserved for issuance.

        (d) The Company has all requisite corporate power and authority to execute and deliver the Warrant Agreement and the Registration Rights Agreement; the Warrant Agreement and the Registration Rights Agreement have been duly authorized by the Company and, when executed and delivered by the Company (assuming due authorization, execution and delivery by the parties thereto other than the Company) will constitute valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (C) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

        (e) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Warrants and the Change in Control Warrants, to issue the Warrant Shares and the Additional Warrant Shares and, subsequent to the filing of the Certificate of Designation, to issue and deliver the Preferred Stock and the Conversion Shares, and to consummate the transactions contemplated hereby. This Agreement and each other Transaction Document has been duly authorized, and this Agreement has been and each other Transaction Document has been or as of the Initial Closing will be duly executed and delivered by the Company. No consent, approval, authorization or order of any foreign or domestic national, state, provincial or local government or any instrumentality, subdivision, court or governmental agency or body thereof, or any arbitral body (each, a "Governmental Authority") having jurisdiction over the Company or the Subsidiaries or their respective businesses (including, without limitation, the Federal Communications Commission (the "FCC")) is required for the performance of this Agreement and the other Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (x) such consents as have been obtained, (y) such consents as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Securities and the Additional Securities by the Purchaser and (z) any notification as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any consent as may be required by the FCC or any state telecommunications regulatory authorities or commissions ("State Telecommunications Authorities"), in each such case, as a result of the Purchaser's conversion of Preferred Stock or exercise of Warrants or Additional Warrants. Neither the Company nor any of the Subsidiaries nor their operations is (i) in violation of its certificate of incorporation or by-laws (or similar organizational document), (ii) in violation of any statute, judgment, decree, order, rule or regulation applicable to the Company or the Subsidiaries, which violation would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or (iii) other than as disclosed in the Company's SEC Reports or as otherwise disclosed in Schedule 2(e), in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company or the Subsidiaries is a party or to which the Company or the Subsidiaries or their respective assets is subject, which default would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        (f) Neither the issuance and sale of the Securities or the Change in Control Warrants and the Additional Securities, nor the execution, delivery and performance by the Company of this Agreement, the Warrant Agreement or the Registration Rights Agreement or the consummation of the transactions contemplated hereby and thereby, will (i) conflict with the certificate of incorporation or by-laws of the Company, as the same will be in effect as of each Closing, (ii) constitute or result in a breach, default or violation of (with or without the giving of notice, passage of time or both), or result in the creation or imposition of a lien, charge or encumbrance on any properties or assets of the Company or the Subsidiaries under any of the terms or provisions of, any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, or other agreement or instrument to which the Company is a party or to which the Company or its respective properties is subject, (iii) require the consent of any third party or any Governmental Authorities, and including without limitation as of the Initial Closing, The NASDAQ Stock Market and any related body ("NASDAQ"), other than (A) required consents under the Credit Agreement dated as of August 11, 1999 among the Company, e.spire Finance Corporation, the Lenders, Goldman Sachs Credit Partners L.P., the Bank of New York, First Union National Bank and Newcourt Commercial Finance Corporation (the "Credit Agreement"), (B) solely with respect to the Securities to be issued and sold at the Final Closing, the Stockholder Approval (hereinafter defined)and (C) any required consents of the FCC or any State Telecommunications Authority as a result of the Purchaser's conversion of Preferred Stock or exercise of Warrants; or
      (iv) (assuming compliance with all applicable state securities and "Blue Sky" laws, all applicable rules and regulations of the FCC and State Telecommunications Authorities, and the HSR Act, and assuming the receipt by the Company of the Stockholder Approval and assuming the accuracy of the representations and warranties of the Purchaser in Section 7 hereof) contravene any statute, judgment, decree, order, rule or regulation of any Governmental Authority applicable to the Company or any of its respective properties, except for any conflict, breach, violation, default, lien, charge, contravention or encumbrance referred to in clauses (ii) and (iii) of this Section 2(f) which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Stockholder Approval" shall mean the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy at a meeting of stockholders of the Company duly called and held (and at which meeting a quorum is present) approving the issuance of the Preferred Stock and Conversion Shares hereunder and to Greenwich and Honeywell (as each term is hereinafter defined), as well as the Preferred Stock included in the Subsequent Securities referred to in Section 13 (and Conversion Shares relating thereto), as and to the extent all such Preferred Stock and Conversion Shares taken together may result in the issuance of a number of shares of Common Stock which exceeds 20% of the total outstanding Common Stock immediately prior to the Initial Closing. The issuance and sale of the Warrants and the Initial Preferred Stock (hereinafter defined) at the Initial Closing, any issuance of Change in Control Warrants, and the issuance of any Additional Securities with respect to such Initial Preferred Stock and Change in Control Warrants pursuant to the conversion or exercise thereof (at an adjusted conversion or exercise price, as the case may be), without in any case obtaining Stockholder Approval, is not and at the time of issuance of such Additional Securities will not be in violation, breach or contravention of any rule or other requirement or any criteria for listing or continued trading through NASDAQ (a "NASDAQ Rule") and does not and will not require any consent of NASDAQ. Subject to obtaining Stockholder Approval, the Remaining Preferred Stock (hereinafter defined) may be issued and sold at the Final Closing and any Additional Securities may be issued and sold with respect thereto without violation, breach or contravention of any NASDAQ Rule and will not require any consent of NASDAQ.

        (g) Except as described in the Company's SEC Reports, there is neither pending nor, to the best knowledge of the Company after due inquiry, threatened, any action, suit, proceeding, inquiry or investigation to which the Company or any of the Subsidiaries is a party, or to which any of their respective properties or assets are or would be subject, before or brought by any Governmental Authority (including, without limitation, the FCC) that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge or relate to the issuance or sale of the Securities or Additional Securities to be sold hereunder or the consummation of the other transactions contemplated herein or in the other Transaction Documents.

        (h) Except as disclosed on Schedule 2(h), each of the Company and the Subsidiaries owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how, and as of each Closing (hereinafter defined) will continue to own or possess such licenses, rights and know-how and other intellectual property necessary to conduct the businesses currently operated by it, or as proposed to be conducted by it as described in the Company's SEC Reports, except for any the absence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and neither the Company nor the Subsidiaries has received any notice of infringement of, or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how necessary to conduct the businesses operated by it that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

        (i) Each of the Company and the Subsidiaries has obtained, or has applied for, all consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses (including, without limitation, all licenses from the FCC and state, local or other governmental authorities), permits, franchises and other governmental authorizations necessary to conduct its businesses (or proposed businesses) as described in the Company's SEC Reports, except for any the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any notice of proceedings related to the revocation or materially adverse modification of any such consent, approval, authorization, order, registration, filing, qualification, license or permit, except for any which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        (j) Except as disclosed in the SEC Reports, subsequent to September 30, 1999, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and (ii) the Company has not purchased any of its outstanding capital stock or (except for regularly scheduled pay-in-kind dividends on shares of preferred stock described under
      Section 2(r) below) declared, paid or otherwise made any dividend or distribution of any kind on its capital stock.

        (k) There are no legal or governmental proceedings involving or affecting the Company or any of the Subsidiaries or any of their respective properties or assets (other than proceedings, individually or in the aggregate, which would not, if the subject of an unfavorable decision, ruling or finding, result in a Material Adverse Effect) that are not described in the SEC Reports. Except as described in the SEC Reports or
      Schedule 2(e), neither the Company nor any of the Subsidiaries is in default under any contract, has received a notice or claim of any such default or has knowledge of any breach of any such contract by the other party or parties thereto, except such defaults or breaches which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        (l) Each of the Company and the Subsidiaries has filed all necessary federal, state, local and foreign income, franchise and property tax returns, except where the failure to so file such returns would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and each of the Company and the Subsidiaries has paid all taxes shown as due when due; and other than tax deficiencies that the Company or any of the Subsidiaries is contesting in good faith and for which adequate reserves have been provided, there is no tax deficiency that has been asserted against the Company or any of the Subsidiaries that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The charges, accruals and reserves on the consolidated books of the Company in respect of any tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        (m) Except as disclosed in the SEC Reports, each of the Company and the Subsidiaries has good and marketable title to all real property and good title to all personal property owned or claimed to be owned by it and good and valid title to all leasehold interests in the real and personal property leased by it (except for those leases of real property in which the Company has good title and that would be marketable but for the requirement that the landlord consent to an assignment or sublease of the lease), free and clear of all liens, charges, encumbrances or restrictions, except to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or such Subsidiaries and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No real or personal property, rights-of-way, conduits, pole attachments or fiber leased, licensed or used by the Company or any of the Subsidiaries lies in an area that is, or to the best knowledge of the Company will be, subject to zoning, use, or building code restrictions that would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his, her or its ownership, leasing, licensing or use of any such real or personal property, rights-of-way, conduits, pole attachments or fiber exists that would prevent the continued effective leasing, licensing or use of such real or personal property, rights-of-way, conduits, pole attachments or fiber in the business of the Company or any of the Subsidiaries as presently conducted, subject in each case to such exceptions as, individually or in the aggregate, do not have and are not reasonably likely to have a Material Adverse Effect.

        (n) None of the Company or any of the Subsidiaries is and, after giving effect to the offering and sale of the Securities and the Additional Securities and the application of the proceeds therefrom as described herein, none will be, an "investment company," as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

        (o) Neither the Company nor any of its directors, officers or controlling persons (provided that the Purchaser is excluded from the warranty in this Section 2(o)) has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities or the Additional Securities.

        (p) Each of the Company and the Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and
      (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

        (q) None of the Company, any of the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) (provided that the Purchaser is excluded from the warranty in this Section 2(q)) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Securities Act) that is or could be integrated with the sale of the Securities or the Additional Securities in a manner that would require the registration under the Securities Act of the Securities or the Additional Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or the Additional Securities or in any manner involving a public offering within the meaning of
      Section 4(2) of the Securities Act. Assuming the accuracy of the representations and warranties of the Purchaser in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities or the Additional Securities to the Purchaser in the manner contemplated by this Agreement to register any of the Securities or the Additional Securities under the Securities Act.

        (r) As of the date of this Agreement, the authorized capital of the Company consists of (i) 125,000,000 shares of Common Stock, of which 51,570,766 shares were issued and outstanding at January 31, 2000 and 54,827,337 are reserved for issuance and (ii) 3,000,000 shares of preferred stock, par value $1.00 per share, of which (x) 400,000 shares have been designated 14.75% Redeemable Preferred Stock due 2008 (the "14.75% Preferred Stock") of which [107,235.94] shares are issued and outstanding,
      (y) 200,000 shares have been designated Series A 12.75% Junior Redeemable Preferred Stock due 2009 of which 18.25 shares are issued and outstanding and (z) 700,000 shares have been designated Series B 12.75% Junior Redeemable Preferred Stock (the "12.75% Preferred Stock") of which 198,843 shares are issued and outstanding. Except for (A) 489,405 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan; (B) 20,000 shares of Common Stock reserved for issuance under the Company's 1998 Restricted Stock Plan;
      (C) 5,646,355 shares of Common Stock reserved for issuance upon exercise of the warrants issued by the Company in connection with the sale of the 14.75% Preferred Stock; (D) 2,330,757 shares of Common Stock reserved for issuance upon exercise of the warrants issued by the Company in connection with the sale of the Company's 13% Senior Discount Notes due 2005, (E) 5,259,294 shares of Common Stock reserved for issuance in connection with the Company's non-plan employee stock options; (F) 9,471,992 shares of Common Stock reserved for issuance under the Company's 1994 Employee Stock Option Plan; (G) 560,800 shares of Common Stock reserved for issuance under the Company's Annual Performance Plan; (H) 480,000 shares of Common Stock reserved for issuance in connection with stock options granted to the Company's outside directors; (I) 305,614 shares of Common Stock reserved for issuance upon exercise of warrants issued by the Company in connection with certain preferred provider and local services agreements entered into by the Company; (J) 421,726 shares of Common Stock reserved for issuance upon the exercise of warrants registered pursuant to Form S-3, Commission File
      No. 333-40337, (K) shares of Common Stock in an amount up to $600,000 reserved for issuance in connection with a settlement agreement to be entered into between the Company and a third party and (L) 29,841,394 shares of Common Stock reserved to be issued in connection with this Purchase Agreement and the respective purchase agreements, if any, between Greenwich and Honeywell and the Company, there are not outstanding (and, except as contemplated by this Agreement, the Company does not have any plan to issue, grant or enter into) any options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase, or acquisition from or by the Company of any shares of its or any of its Subsidiaries capital stock or any other securities convertible into or exercisable for any shares of its or any of its Subsidiaries capital stock.
      There are no voting agreements, voting trust agreements, stockholder agreements or other agreements relating to the capital stock of the Company or any of its Subsidiaries or any other securities convertible into or exercisable for any shares of its or any of its Subsidiaries capital stock. Except as disclosed in Schedule 2(r), no outstanding options, warrants or other securities exercisable for or convertible into Common Stock require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

        (s)  Other than as described in the SEC Reports or in
      Schedule 2(e), since September 30,1999 (i) there has not been any change in the capital stock or long-term indebtedness of the Company or any of the Subsidiaries which could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (ii) there has not occurred, nor has information become known nor has any state of facts arisen that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect whether or not arising in the ordinary course of business.

        (t) Other than routine individual grievances or disputes in an individual amount less than $50,000 and in the aggregate less than $250,000, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries that is pending or, to the knowledge of the Company or any of the Subsidiaries, threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. The Company does not know of any activities or proceedings of any labor organization (or representative thereof) to organize any employees of the Company or any Subsidiary.

        (u) Each of the Company and the Subsidiaries carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties.

  (v) The Company maintains, sponsors, contributes to, or has or has had an obligation with respect to "employee benefit plans," within the meaning of Section 3(3) of ERISA, and may or has had obligations with respect to other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, noncompetition, collective bargaining and other plans, agreements, policies, trust funds, or arrangements (whether written or unwritten, insured or self-insured) on behalf of employees, directors, or shareholders of the Company (whether current, former, or retired) or their beneficiaries (each a "Plan" and, collectively, the "Plans"). Neither the Company nor any ERISA Affiliate has any liability, direct or indirect, or actual or contingent (but excluding any contributions due in the ordinary course) with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA that has or could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not give rise to any liability with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, or shareholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. Except as would not individually or in the aggregate have, or could not reasonably be expected to have, a Material Adverse Effect: (i) neither the Company nor any ERISA Affiliate has made any promises or commitments to create any additional plan, agreement, or arrangement; (ii) no event, condition, or circumstance exists that could result in an increase of the benefits provided under any Plan or the expense of maintaining any Plan from the level of benefits or expense incurred for the most recent fiscal year ended before Closing; and
(iii) neither the Company nor any ERISA Affiliate has or could be expected to have any liability for any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. With respect to each of the Plans: (i) each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter under Revenue Procedure 93-39 from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under
Section 501 of the Code and nothing has occurred or is expected to occur at or before Closing that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability that has or could reasonably be expected to have a Material Adverse Effect; (ii) no claim, lawsuit, arbitration, audit or investigation or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans that would have or could reasonably be expected to have a Material Adverse Effect;
(iii) the Plan complies in all material respects and has been maintained and operated in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; and (iv) with respect to each Plan that is funded mostly or partially through an insurance policy, the Company has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before Closing that has or could reasonably be expected to have a Material Adverse Effect.

  (w) Except for matters which would not in the aggregate have a Material Adverse Effect,

       (i) (A) the Company and each Subsidiary is in compliance with all applicable Environmental Laws (as defined below); (B) all permits and other authorizations of any Governmental Authority currently held by the Company and each Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and each Subsidiary is in compliance with all of the terms of such permits and authorizations, and no other permits or authorizations are required by the Company or any Subsidiary for the conduct of their respective businesses on the date hereof; and (C) the management, handling, storage, transportation, treatment, and disposal by the Company and each Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws. Neither the Company nor any Subsidiary has received any written communication that alleges that the Company or any Subsidiary is not in compliance in all material respects with all applicable Environmental Laws.

       (ii) There is no Environmental Claim (hereinafter defined) pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law.

       (iii) To the knowledge of the Company, there are no past or present actions or activities by the Company or any Subsidiary including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any of the Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary may have retained or assumed either contractually or by operation of law.

       (iv) As used herein, these terms shall have the following meanings:

            (A)  "Environmental Claim" means any and all
       administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability arising out of based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

            (B) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

            (C)  "Hazardous Materials" means wastes,
       substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

  (x) At the Initial Closing, the Company will deliver to the Trustees under each of the indentures with respect to the Company's Existing Notes (as such term is defined in the Certificate of Designation): (i) a resolution of the Company's Board of Directors certifying that (A) the transactions contemplated by this Agreement and the other Transaction Documents are on terms no less favorable to the Company than those that would have been obtained in a comparable arms-length transaction by the Company with a person or entity that is not an Affiliate (as such term is defined in the respective Indentures), and
(B) the transactions contemplated by this Agreement have been unanimously approved by the Independent Directors (as such term is defined in the respective Indentures) on the Company's Board of Directors, who have determined that such transactions are in the best interests of the Company, (ii) opinions of Houlihan Lokey Howard & Zukin that such transactions are fair to the Company from a financial point of view, and (iii) copies of the officers' certificates delivered to the Trustees to the effect that such opinions comply with the Indentures, all of the foregoing in conformity with the requirements of the Indentures. None of such resolutions, opinions or certificates has been withdrawn or modified in any material respect.

  (y) Except for (i) commitment fees paid to the Purchaser and to Greenwich and Honeywell, if any, and (ii) payment of commissions to Marvin Saffian pursuant to the terms of the Consulting Agreement, dated October 19, 1994, between Marvin Saffian and the Company (which is the Company's obligation), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangement made by or on behalf of the Company.

  Any certificate signed by any officer of the Company or any Subsidiary and delivered to the Purchaser or to counsel for the Purchaser shall be deemed a representation and warranty by the Company and each of its Subsidiaries to the Purchaser as to the matters covered thereby.

  No representation or warranty of the Company contained herein shall be affected by any knowledge of or attributable to any employee or other representative of the Purchaser including without limitation any present or former representative on or observer to the Company's or its Subsidiaries' boards of directors who is an employee, designee, or affiliate of the Purchaser.

3. Purchase, Sale and Delivery of the Securities.
     (a)  Subject to the terms and conditions of this Agreement,
(i) at the Initial Closing, subject to possible reduction in the number of Securities to be purchased by the Purchaser at the Initial Closing in accordance with Section 3(d) below, the Purchaser shall purchase and the Company shall sell and issue to the Purchaser (A) all of the Warrants and (B) that number of shares of Preferred Stock (the "Initial Preferred Stock") as would result (if the shares of Preferred Stock included in the Initial Preferred Stock were then converted) in the issuance of shares of Common Stock equal to 19.9% of the shares of Common Stock of the Company outstanding immediately prior to the Initial Closing and
(ii) at the Final Closing (hereinafter defined) the Purchaser shall purchase and the Company shall sell and issue to the Purchaser that number of shares of Preferred Stock (the "Remaining Preferred Stock") equal to the difference between (x) 100,000 and
(y) the number of shares of Initial Preferred Stock sold and issued to the Purchaser at the Initial Closing. The Company shall deliver to the Purchaser at the Initial Closing a schedule, certified by the Company's Chief Financial Officer, setting forth in such reasonable detail as may be requested by the Purchaser, the calculations called for by this Section 3(a).

     (b) The purchase and sale of the Warrants and the Initial Preferred Stock shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, within two (2) days following the satisfaction of the conditions set forth in this Agreement required to be satisfied prior to the consummation of the purchase and sale of the Warrants and the Initial Preferred Stock hereunder, but in no event later than March 6, 2000, or at such other time and place as the Company and the Purchaser mutually agree upon in writing (which time and place are designated as the "Initial Closing"). At the Initial Closing, the Company shall deliver to the Purchaser one or more certificates representing the Initial Preferred Stock being sold and issued, and an executed Warrant representing all of the Warrants, in such denomination or denominations and registered in such name or names as the Purchaser shall request upon notice to the Company against payment by or on behalf of the Purchaser of the purchase price therefor by wire transfer, payable to or upon the order of the Company in immediately available funds.

     (c) The purchase and sale of the Remaining Preferred Stock shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, within two (2) days following the satisfaction of the conditions set forth in this Agreement required to be satisfied prior to consummation of the purchase and sale of the Remaining Preferred Stock, but in no event later than 100 days following the Initial Closing, or at such other time and place as the Company and the Purchaser mutually agree upon orally or in writing (which time and place are designated as the "Final Closing"). At the Final Closing, the Company shall deliver to the Purchaser one or more certificates representing the Remaining Preferred Stock being sold and issued, in such denomination or denominations and registered in such name or names as the Purchaser shall request upon notice to the Company, against payment by or on behalf of the Purchaser of the purchase price therefor by wire transfer, payable to or upon the order of the Company in immediately available funds.

     (d) In the event that Greenwich Street Capital Partners II, L.P. or any affiliate fund thereof ("Greenwich") and The Honeywell International Inc. Master Retirement Trust or any affiliate thereof ("Honeywell"), agree to purchase Securities at the Initial Closing, then (i) the full number of Warrants provided under
Section 3(a)(i) above to be issued and sold by the Company to the Purchaser at the Initial Closing shall be issued and sold to the Purchaser at the Initial Closing; and (ii) the number of shares of Initial Preferred Stock provided under Section 3(a)(i) above to be issued and sold by the Company to the Purchaser at the Initial Closing shall be allocated 57.14285% to the Purchaser, 14.28572% to Greenwich and 28.57143% to Honeywell. (In the event that only one of Greenwich and Honeywell enters into such an agreement, the number of shares of Initial Preferred Stock shall be appropriately prorated between the Purchaser and Greenwich or Honeywell, as the case may be.)

     (e) Notwithstanding anything to the contrary elsewhere in this Agreement, in the event that the per share closing price of the Common Stock on the day immediately preceding the Initial Closing is less than $6.27, then (A) notwithstanding anything to the contrary contained herein (including without limitation
Section 6(c)(i) below), no Stockholder Approval shall be required in connection with the transactions contemplated by this Agreement and (B) the Final Closing shall occur as soon as reasonably practicable after the Initial Closing.

     The Initial Closing and the Final Closing are sometimes referred to collectively in this Agreement as the "Closings" and each as a "Closing".

4. Covenants of the Company. The Company covenants and agrees with the Purchaser (and in the case of the last sentence of Section 4(f), the Purchaser agrees) that:
     (a) The Company will cooperate at its expense with the Purchaser in arranging for the qualification of the Securities and the Additional Securities for offering and sale under the securities or "Blue Sky" laws of such jurisdictions as the Purchaser may designate and will continue such U.S. qualifications in effect for as long as may be necessary to complete the resale of the Securities and the Additional Securities by the Purchaser; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject the Company to any tax in any such jurisdiction where it is not then so subject. The Company will cooperate with the Purchaser to (i) if requested, permit the Warrants and the Change in Control Warrants, to the extent eligible for resale pursuant to Rule 144A, to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages Market (the "PORTAL Market"), (ii) if requested, permit the Securities upon issuance and registration under the Securities Act to be eligible for clearance and settlement through The Depository Trust Company and (iii) permit the Additional Securities upon issuance and registration under the Securities Act to be listed for quotation through the Nasdaq National Market or listed on any national securities exchange on which the Company's Common Stock is then listed.

     (b) Approximately two-thirds of the aggregate net proceeds from the issuance and sale of the Units will be used by the Company for general corporate purposes; the remaining one-third of the aggregate net proceeds will be contributed by the Company to its subsidiary, ACSI Network Technologies, Inc., for its general corporate purposes.

     (c) From time to time, and as soon as reasonably practicable upon demand, the Company will provide to the Purchaser such additional information regarding results of operations, financial condition, business or prospects of the Company or the Subsidiaries, including without limitation, cash flow analyses, financial statements, budgets, business plans, projections and other financial information and minutes of any meetings of the Board of Directors of the Company or the Subsidiaries, as may be reasonably requested by the Purchaser. The Company shall also afford to the Purchaser (and its representatives) access, at reasonable times and on reasonable prior notice, to the books, records and properties of the Company and the Subsidiaries, and shall permit the Purchaser (and its representatives) to make copies of such books and records and also shall afford such access to meet and consult with management and the advisors of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries.

     (d) Neither the Company nor any of its Affiliates (provided that the Purchaser shall be excluded from the Company's obligations under this Section 4(d)) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Securities Act) that could be integrated with the sale of the Securities or the Additional Securities in a manner that would require the registration under the Securities Act of the Securities or the Additional Securities.

     (e) The Company will not, and will not permit any of the Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or the Additional Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

     (f) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a special meeting of its stockholders as promptly
as practicable to obtain the Stockholder Approval.   The Board of
Directors of the Company shall, subject to its fiduciary duties, recommend such approval to the stockholders of the Company and the Company shall take all lawful actions and use its best efforts to solicit and obtain such approval. The Company and the Purchaser hereby acknowledge and agree that neither any Conversion Shares nor any Warrant Shares may be voted at such meeting or otherwise to obtain Stockholder Approval.

     (g) As soon as practicable (but not later than March 7, 2000), the Company shall file a proxy statement in preliminary form with the Commission in connection with the special meeting of the Company's stockholders to consider and vote upon the Stockholder Approval. Such proxy statement (or the proxy statement for the next annual meeting of stockholders) shall include a proposal seeking stockholder approval of an increase in the authorized Common Stock of the Company for the reservation for issuance of a sufficient number of shares of Common Stock issuable upon conversion, exercise or payment of dividends with respect to the Securities. The Company shall make drafts of the proxy statement available to the Purchaser for its review reasonably in advance of filing. The Purchaser agrees to reasonably cooperate with the Company in the preparation of the proxy statement. The definitive proxy statement ("Proxy Statement") for the stockholders meeting shall be mailed to stockholders as soon as practicable. The Company shall cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations thereunder, and to contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     (h)  At all times prior to the earlier to occur of the Final
Closing or termination of this Agreement (including any termination of this Agreement with respect to the Remaining
Preferred Stock) pursuant to Section 10(a)(iv)), the Company will amend or supplement each SEC Report to the extent required to correct any untrue statement of a material fact contained therein or any omission of a material fact required to be stated therein to make the statements in such SEC Report, in light of the circumstances under which they were made, not misleading. From and after the date of this Agreement and at all times prior to the earlier to occur of the Final Closing or termination of this Agreement (including any termination of this Agreement with respect to the Remaining Preferred Stock pursuant to 10(a)(iv)), the Company shall timely file with the Commission true, accurate and complete copies of all reports, schedules, forms, statements and other documents required to be filed by the Company ("RequiredFilings"). All of such Required Filings shall comply in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the Required Filings.

     (i) The Company hereby covenants and agrees that, prior to the earlier to occur of the Final Closing or the termination of this Agreement, unless otherwise expressly contemplated by this Agreement or consented to beforehand in writing by The Huff Alternative Income Fund, L.P., the Company shall, and shall cause each Subsidiary to, operate its business only in the usual and ordinary course consistent with past practices.

     (j) The Company hereby covenants and agrees that, prior to the Initial Closing it shall file or cause to be filed with the Secretary of State of Delaware the Certificate of Designation.

     (k) The Company hereby covenants and agrees that, prior to the earlier to occur of the Final Closing or termination of this Agreement, unless consented to in writing beforehand by The Huff Alternative Income Fund, L.P., and except for pay-in-kind dividends in respect of the 14.75% Preferred Stock and the 12.75% Preferred Stock, the Company will not issue or take any action to issue any capital stock or securities convertible into or exercisable for any capital stock having rights, privileges or preferences, including, without limitation, with respect to the payment of dividends or payment upon liquidation of the Company (bankruptcy or otherwise), that are on a par or senior to any payment on the Preferred Stock in any respect, or that are redeemable for cash, or that provide for the payment of dividends in cash ahead of any payment on the Preferred Stock, whether at the option or right of the holder or the Company or its affiliates, unless expressly consented to beforehand in writing by the Purchaser.

     (l) The Company shall timely file any and all statements or reports required to be filed by it with the Commission under and in accordance with the Securities Act and the Exchange Act.

     (m) As soon as practicable after the Purchaser's request therefor, the Company shall (at its sole expense) file any notices, requests, registrations or approvals required to be filed with the Federal Communications Commission or any applicable state regulatory agency or commission in connection with the sale of the Securities and the Additional Securities under the Purchase Agreements and the sale of any Subsequent Securities and shall use its reasonable best efforts to cause such notices, requests, registrations or approvals to be processed successfully or approved, as the case may be.

     (n) As soon as practicable after the Purchaser's request therefor, the Company shall (at its sole expense) file any notifications under the HSR Act as may be required as a result of the conversion or exercise of the Securities and shall use its reasonable best efforts and shall cooperate with Purchaser to cause the early termination or expiration of the waiting period for any such notifications.

     (o) The Company shall comply with all of its obligations in respect of the MCI Preemptive Right.

5. Expenses. The Company agrees to pay the following costs and expenses and all other costs and expenses incident to the performance of its obligations under this Agreement and the other Transaction Documents, whether or not the transactions contemplated herein or therein are consummated or this Agreement is terminated pursuant to Section 10 hereof: (i) the reasonable fees and disbursements of counsel, accountants and any other experts or advisors retained by the Company and/or the Purchaser,
(ii) the preparation (including printing), issuance and delivery to the Purchaser of certificates evidencing the Securities and the Additional Securities, including transfer agent's fees, (iii) the qualification of the Securities and the Additional Securities under state securities and "Blue Sky" laws, including filing fees and reasonable fees and disbursements of counsel relating thereto,
(iv) the fees and expenses of the transfer agent and registrar of the Company, including fees and expenses of its counsel, (v) any fees and expenses incurred by the Purchaser in connection with any filing required to be made pursuant to the HSR Act, including filing fees and reasonable fees and disbursements of their respective counsel whenever such filings are made,
(vi) Purchaser's appraisal costs not to exceed $10,000 annually,
(vii) all expenses and listing fees incurred in connection with the application, if requested, for quotation of the Warrants and the Change of Control Warrants on the PORTAL Market, to the extent eligible for resale under Rule 144A, and (viii) all other ongoing costs of holding or converting or exercising the Securities, but excluding ordinary custodial expenses, brokerage and/or underwriting commissions and taxes. Without limiting the provisions of this Section 5 above, if the issuance and sale of the Securities provided for herein are not consummated because any condition to the obligations of the Purchaser set forth in
Section 6 hereof is not satisfied or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder (other than solely by reason of a default by the Purchaser of its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company will reimburse the Purchaser upon demand for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) that shall have been incurred by the Purchaser in connection with the proposed purchase and sale of the Securities.
6. Conditions of the Obligations of the Purchaser.
     (a)  Conditions to the Purchaser's Obligations at Each
Closing.

     The obligations of the Purchaser with respect to each Closing under this Agreement are subject to the fulfillment at or before each Closing of each of the following conditions:

          (i) The Purchaser shall have received opinions, dated as of each Closing, of (i) the opinion of Riley M. Murphy, Esq., General Counsel for the Company; (ii) the opinion of Kelly Drye & Warren LLP, special regulatory counsel for the Company, and (iii) the opinion of Davis Polk & Wardwell, special counsel for the Company, all in form and substance consistent with the Company's opinions in prior private placements as may be reasonably agreed upon by the parties.

          (ii) The representations and warranties of the Company contained in this Agreement shall be true and correct when made and true and correct at each Closing as if made on and as of each Closing (other than to the extent any such representation or warranty is expressly made as to a certain date); the Company shall have performed all covenants and agreements in all material respects and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing; and subsequent to September 30, 1999 no event shall have occurred which has had, or in the judgment of the Purchaser, is reasonably likely to have a Material Adverse Effect, other than as described in the SEC Reports or as disclosed in Schedule 2(e).

          (iii) The issuance and sale of the Securities and Change in Control Warrants pursuant to this Agreement shall not be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued or any action, suit or proceeding shall have been commenced with respect to this Agreement or other Transaction Document before any court or Governmental Authority (including, without limitation, the FCC).

          (iv) The Purchaser shall have received certificates, dated as of each Closing, signed on behalf of the Company by its Chief Operating Officer and its Chief Financial Officer to the effect that:

                       (A) The representations and warranties of the Company in this Agreement were true and correct when made and true and correct at each Closing as if made on and as of each Closing (other than to the extent any such representation or warranty is expressly made as to a certain date), and the Company has performed all covenants and agreements in all material respects and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing;
                       (B) Subsequent to September 30, 1999, no event has occurred that has had, or is reasonably likely to have, a Material Adverse Effect, other than as described in the SEC Reports or as disclosed in Schedule 2(e);
                       (C) The issuance and sale of the Securities and the Change in Control Warrants hereunder by the Company has not been enjoined (temporarily or permanently);
                         (D) As at December 31, 1999 (and after giving effect to all financial results, events and other circumstances through the close of business on such date), the Company and e.spire Finance Corporation were in compliance with each of the covenants and obligations of the Company and e.spire Finance Corporation set forth in Sections 6.5 and 6.6 of the Credit Agreement.

          (v) All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Securities or the Change in Control Warrants pursuant to this Agreement or (subject to the matters set forth in Section 2 (e) and (z) above) the Additional Securities pursuant to the terms thereof shall have been duly obtained.

          (vi) Other than the Stockholder Approval in the case of the Final Closing and other than any notification under the HSR Act and any consent of the FCC or any State Telecommunications Authority that may be required as a result of the conversion or exercise of the Securities, all consents and waivers, if any, of third parties that are required in connection with such Closing under this Agreement and the consummation of the transactions contemplated hereby, shall be duly obtained and effective as of the Closing.

          (vii) All corporate and other proceedings required in connection with the transactions contemplated at such Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel and the Purchaser and such counsel shall have received such counterpart originals and certified or other copies of such documents as they may reasonably request.

          (viii) On or before the Closing Date, the Purchaser (and its counsel) shall have received such further documents, certificates and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company as they shall have heretofore reasonably requested from the Company.

          (ix) The Company and the Purchaser shall have entered into the Registration Rights Agreement and the Warrant
     Agreement.

          (x) The Company shall have received the written confirmation of NASDAQ, in form and substance satisfactory to the Purchaser and its counsel, that other than obtaining Stockholder Approval as contemplated by Section 2(f) above, the Securities, Additional Securities and Change in Control Warrants may be issued and sold, and the transactions contemplated by this Agreement and the other Transaction Documents may be consummated, without breach, violation or contravention of any NASDAQ Rule ("NASDAQ Approval").

          (xi) The Company shall have filed the Certificate of Designation with the Secretary of State of Delaware and the same shall have become effective and be in full force and effect.

          (xii) Since January 18, 2000, there shall not have been any material adverse change in the price of the Common
     Stock.

          (xiii) As at December 31, 1999 (and after giving effect to all financial results, events and other circumstances through the close of business on such date), the Company and e.spire Finance Corporation were in compliance with each of the covenants and obligations of the Company and e.spire Finance Corporation set forth in Sections 6.5 and 6.6 of the Credit Agreement.

          (xiv) Either the Purchaser shall have received confirmation from the Company's independent certified public accountants reasonably satisfactory to the Purchaser that no "going concern" or similar exception will be taken in connection with the Company's financial statements for the year ended December 31, 1999, or the Purchaser shall have received a waiver reasonably acceptable to it from the lenders under the Credit Agreement of any default under the Credit Agreement relating to such "going concern" or similar exception.

     (b) Additional Conditions to the Purchaser's Obligation at the Initial Closing.

          In addition to the conditions set forth in Section 6(a) above, the obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment on or before the Initial
Closing of the following additional conditions:

          (i) Approval of Budget. The Company shall have prepared and submitted to the Purchaser its final budget for the fiscal year ended December 31, 2000 and the Purchaser shall have approved such budget (together with any updates or revisions thereof) or shall have waived in writing such approval.

          (ii) Issuance of Warrants.  The Warrants (and if a
     Change in Control shall have occurred, the Change in Control
     Warrants) shall have been issued at the Initial Closing.

          (iii)     Issuance of Stock Certificates.  The
     certificates representing the shares of Initial Preferred
     Stock shall have been executed and delivered by the Company to the Purchaser at the Initial Closing.

          (iv) Completion of Capital Calls by Purchaser. The Purchaser shall have received the funds necessary to pay the purchase price for the Warrants and Initial Preferred Stock being purchased by the Purchaser at the Initial Closing in accordance with the capital call procedures applicable to the Purchaser under the Purchaser's capital call instruments, but in no event later than five business days after the Purchaser receives written notice from the Company that all conditions to Closing set forth under Sections 6(a) and (c) hereof have been satisfied.

     (c) Additional Conditions to the Purchaser's Obligations at the Final Closing

          In addition to the conditions set forth in Section 6(a) above, the obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment on or before the Final
Closing of the following additional conditions:

          (i) Stockholder Approval. The Company shall have obtained the Stockholder Approval.

          (ii) Issuance of any Change in Control Warrants.  If a
     Change in Control shall have occurred, the Change in Control
     Warrants shall have been issued.

          (iii)     Issuance of Stock Certificates.  The
     certificates representing the Remaining Preferred Stock shall have been executed and delivered by the Company to the Purchaser at the Final Closing.

          (iv) Completion of Capital Calls by the Purchaser. The Purchaser shall have received the funds necessary to pay the purchase price for the Remaining Preferred Stock being purchased by the Purchaser at the Final Closing in accordance with the capital call procedures applicable to the Purchaser under the Purchaser's capital call instruments but in no event later than five business days after the Purchaser receives written notice from the Company that all conditions to Closing set forth under Sections 6(a) and (b) hereof have been satisfied.

     (d)  Failure of Certain Conditions To Be Met.

          (i) If on the trading day immediately preceding the Initial Closing the closing price of the Common Stock as reported in the New York edition of the Wall Street Journal is less than $6.26145 per share (subject to appropriate adjustment for stock dividends, stock splits and similar events) (a "Stock Decline"), then in such event the exercise price of all Warrants (including, without limitation, the Change in Control Warrants) shall be reset to equal $7.25 per share (subject to adjustment in accordance with the provisions of the Warrant Agreement in connection with events other than the Stock Decline).

          (ii) In the event that there shall be a Change in Control of the Company, then the Purchaser shall receive simultaneously with the occurrence of the Change in Control or as soon thereafter as shall be practicable 25,000 additional Warrants (the "Change in Control Warrants"), each of which Change in Control Warrants being exercisable for the same number of shares of Common Stock and at the same exercise price as are than in effect under the Warrants (or, if no Warrants are then outstanding, as would have been in effect had Warrants then been outstanding) and otherwise having the same terms and subject to the same conditions as the Warrants. As used herein, the term "Change in Control" means (A) the sale, conveyance, transfer or lease of all or substantially all of the assets of the Company (which, for purposes of this sentence, shall include any successor to the Company) to any "person" or "group" (within the meaning of
     Section 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than to the Purchaser, ING Equity Partners L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony Pompliano (including any affiliate of any of the foregoing other than the Company or any Restricted Subsidiary of the Company (as defined in the Indenture, dated July 24, 1998 with respect to the Company's 10.625% Senior Discount Notes Due July 1, 2008)) (the "Permitted Holders") shall have occurred; or (B) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined under the Exchange Act) of more than 35 percent of the total voting power of all classes of the voting capital stock of the Company (including any warrants, options or rights to acquire such voting capital stock), calculated on fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or
     (C) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. Notwithstanding anything to the contrary herein or in any other Transaction Document, the parties hereby agree that the provisions of this Section 6(e) (and any other provisions hereof or any other Transaction Document relating to the Change in Control Warrants or any Additional Securities issuable in connection therewith) may be amended by the Company and the holders of a majority of the outstanding shares of Preferred Stock (including any shares of Preferred Stock issued to Purchaser hereunder, to Greenwich, to Honeywell and to any Additional Purchasers (hereinafter defined) (the "Majority Holders"), and any waiver relating to such change in Control Warrants and/or Additional Securities may be given on behalf of the Purchaser by such Majority Holders; provided, however, that any such amendment or waiver treats all holders of Preferred Stock in the same fashion.

          7. Restrictions on Transfer. The Purchaser hereby represents and warrants to the Company that:

     (a) The Securities to be purchased by the Purchaser will be acquired for investment for its own account, and, except as contemplated by the Warrant Agreement and the Registration Rights Agreement or otherwise in accordance with applicable securities laws, not with a view to the resale or distribution of any part thereof and without the present intention of selling, granting any participation in, or otherwise distributing the same.

     (b) The Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities and has received all information from the Company that it has requested with respect to the Company and the Securities.

     (c) The Purchaser understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 of the Commission, as presently in effect, and understands the resale limitations imposed hereby by the Securities Act.

     (d) The Purchaser understands that the certificates evidencing the Securities will bear a legend evidencing the foregoing restrictions on transfer.

     The Securities shall not be required to bear a restrictive legend if a registration statement under the Securities Act is effective with respect to the transfer of such securities or an opinion of counsel reasonably satisfactory to the Company is delivered to the Company to the effect that neither the legend nor the restrictions on transfer described in this Agreement are required to ensure compliance with the Securities Act. Whenever, pursuant to the preceding sentence, any certificate for any of the Securities is no longer required to bear a restrictive legend, the Company may and if requested by the holder thereof, shall, issue to the holder, at the Company's expense any new certificate not bearing a restrictive legend.

          8. Indemnification. (a) The Company agrees to indemnify the Purchaser, each of its affiliates and each officer, director, employee, member, partner (whether general or limited) and agent of the Purchaser and of each of its affiliates (the "Indemnified Parties") for, and to hold each Indemnified Party harmless from and against any and all damages, losses, claims and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement (or actions or other proceedings commenced or threatened in respect thereof) and reasonable expenses that arise out of, result from or in any way relate to this Agreement or any other Transaction Document, or in connection with any of the transactions contemplated hereby or thereby, including, without limitation, in connection with the preparation, filing with the Commission and mailing to the Company's stockholders of the proxy statement for the Stockholder Approval and any other proxy statement for the increase in the authorized Common Stock referred to in Section 4(g) (other than ordinary investment losses to the extent not arising in connection with (A) any actual or alleged misrepresentation or breach of covenant, warranty duty or obligation by the Company or (B) any actual or threatened action or proceeding arising out of, resulting from or in any way relating to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby), and to reimburse each Indemnified Party, upon its demand, for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such person is a party to any action or proceeding out of which such expenses arise). The Indemnified Parties shall have the right to select counsel, subject to the prior consent of the Company, which consent shall not be unreasonably withheld or delayed, to defend the Indemnified Parties at the Company's expense in any action or proceeding that is the subject of indemnification hereunder, provided, that the Company shall not be liable for the fees and expenses of more than one counsel (plus any local counsel) for all Indemnified Parties (unless any Indemnified Party shall have reasonably determined that an actual or potential conflict of interest makes such common representation inappropriate) in connection with any such action or proceeding. The Company will not be required to indemnify any Indemnified Party for any amount paid in settlement of any action or proceeding which is the subject of indemnification hereunder unless the Company shall have consented in writing to such settlement, such consent not to be unreasonably withheld or delayed. The Company shall not, without the prior consent of the Indemnified Party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party, or indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional written release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

     (b) If the indemnification provided for in Section 8(a) above is for any reason unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of any losses, claims, damages or liabilities referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder and in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Indemnified Party or Parties on the one hand and the Company on the other from the offering of the Units or the Change in Control Warrants or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company on the one hand and the Indemnified Party or Parties on the other in connection with any statements or omissions or alleged statements or omissions or other matters that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Indemnified Party, on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

     (c) The parties agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Indemnified Parties were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(b) above. The amount paid or payable by the Company as a result of the losses, claims, damages and liabilities referred to in Section 8(b) above shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

          9. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company or its officers and of the Purchaser set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company or the Purchaser and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 5 and 8 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

          10.  Termination.

     (a)  This Agreement may be terminated prior to the Initial
Closing or the Final Closing, as the case may be, under the following circumstances and by the following persons:

          (i) by the Purchaser, if subsequent to September 30, 1999, any event shall have occurred which, in the sole judgment of the Purchaser, has had, individually or in the aggregate, a Material Adverse Effect, or there shall have been, in the sole judgment of the Purchaser, any events or developments that, individually or in the aggregate, have or could be reasonably likely to have a Material Adverse Effect (except for the events disclosed in the SEC Reports or in Schedule 2(e));

          (ii) by the mutual consent of the Purchaser and the Company;

          (iii) by the Purchaser at any time after March 6, 2000 or such later date as shall have been agreed to in writing by the parties hereto, if at the time notice of such termination is given, the Initial Closing shall not have been consummated;

          (iv) solely with respect to the Remaining Preferred Stock, by the Purchaser at any time after the expiration of 100 days following the Initial Closing (or such later date as shall have been agreed to in writing by the parties hereto), if at the time notice of such termination is given the Final Closing shall not have been consummated;

          (v) by the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States Governmental Authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable provided, that the provisions of this clause
     (v) shall not be available to any party whose failure to fulfill its obligations pursuant to this Agreement shall have been the cause of, or shall have resulted in, such order, decree, ruling or other action;

          (vi) by the Purchaser, if there has been a material misrepresentation or omission or material breach on the part of the Company in any of the representations, warranties, covenants or agreements of the Company set forth herein or in any other Transaction Document, or if there has been any material failure on the part of the Company to comply with its obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior to Closing including, without limitation, and solely with respect to the Final Closing, obtaining the Stockholder Approval within 100 days after the Initial Closing (unless not required as provided in Section 3(e));

          (vii)     by the Purchaser, if there has been a
     suspension in trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or The Nasdaq Stock Market or if minimum or maximum prices shall have been established on any such exchange or market;

          (viii) by the Purchaser, if a banking moratorium shall have been declared by New York or United States authorities;

          (ix) by the Purchaser, if there has been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material adverse change in (1) the capital markets generally, (2) the capital markets for equity securities or (3) the capital markets for telecommunication company equity securities which, in the case of (A), (B) or
     (C) above and in the sole judgment of the Purchaser, makes it impracticable or inadvisable to proceed with the purchase and sale of the Securities as contemplated by this Agreement; or

          (x) by the Purchaser, if third parties, the approvals of which are necessary to consummate the transactions contemplated hereby or by the other Transaction Documents, require changes to the terms of this Agreement or any other Transaction Document that are adverse to the Purchaser, as determined by the Purchaser in its sole judgment.

     (b)  Termination of this Agreement pursuant to this
Section 10 shall be without liability of any party to any other party except as provided in Sections 5, 8 and 9.

11. Notices. All communications hereunder shall be in writing and, if sent to the Purchaser, shall be mailed or delivered or telecopied and confirmed in writing to the Purchaser at 1776 On The Green, 67 Park Place, Morristown, NJ 07960,
Attention: Joseph R. Thornton, Telecopier Number (973) 984-5818, with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attention: Peter G. Samuels, Telecopier Number (212) 969-2900; if sent to the Company, shall be mailed or delivered or telecopied and confirmed in writing to the Company at 12975 Worldgate Drive, Herndon, Virginia 21070, Attention: General Counsel, Telecopier Number (703) 639-6011; with a copy to Davis Polk & Wardwell, Attention: Richard Drucker, 450 Lexington Avenue, New York, New York 10017, Telecopier Number (212) 474-3700.
     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier; and when receipt is acknowledged by the addressee, if telecopied.

12. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnities of the Company contained in
Section 8 of this Agreement shall also be for the benefit of any Indemnified Party and any person or persons who control the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.
          13. Subsequent Securities. In addition to the issuance and sale of the Securities hereunder and any purchase of Securities by Greenwich and Honeywell, the Company shall use reasonable efforts to sell to other investors (which investors shall exclude the Purchaser) acceptable to the Company's Board of Directors (the "Additional Investors") up to $75,000,000 of additional Preferred Stock and Warrants (the "Subsequent Securities"), of which up to $25,000,000 of such Subsequent Securities shall be on the same terms and conditions (including initial conversion price and initial warrant exercise price) as the Preferred Stock and Warrants included in the Securities and up to $50,000,000 of such Subsequent Securities may, if so determined by the Company's Board of Directors, be on terms and conditions more favorable to the Company. Such purchases will occur at the Final Closing (or in the event there is no Final Closing, at one or more closings on mutually convenient dates, times and places, no later than 100 days after the Initial Closing). Such purchases shall be conditioned in addition to the conditions to the Closings set forth above, upon (i) Stockholder Approval, and (ii) the execution and delivery by the Additional Purchasers of definitive commitment letters to the Company covering their investments no later than March 6, 2000 (with a copy to be delivered by the Company to Purchaser promptly thereafter).

          14. Equitable Adjustments. In the event that at any time after the date hereof and prior to the issuance of any Securities or Change in Control Warrants there shall occur any event which would trigger antidilution adjustments in connection with such Securities or Change in Control Warrants had they been previously issued, the number of shares of Common Stock issuable upon the conversion or exercise thereof, and the conversion or exercise price applicable thereto, shall be equitably adjusted to reflect such events.

15. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Warrant Agreement and the Registration Rights Agreement, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between the Purchaser on the one hand and the Company on the other, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.
16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          17. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

          If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Purchaser.

Very truly yours,

e.spire COMMUNICATIONS, INC.


By:
Name:
Title:


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

THE HUFF ALTERNATIVE INCOME FUND, L.P.


By:  _________________________
     Name:____________________
     Title:   ____________________